Exhibit 6.11

OFFICE OF TECHNOLOGY COMMERCIALIZATION

THE UNIVERSITY OF TEXAS AT AUSTIN

3925 W. Braker Lane, Suite 1.9A • WPR Building, Mail Code R3500 • Austin, Texas 78759

512-471-2995 • FAX512-475-6894 • www.otc.utexas.edu

May 8, 2019

Monash University

Wellington Road,

Clayton, Victoria 3800

The Commonwealth Scientific and Industrial Research Organization

GPO Box 1700,

Canberra ACT 2601, Australia

RE: Letter Agreement between The University of Texas at Austin (“Texas”) acting on behalf of the Board of Trustees for the University of Texas System and Monash University (ABN 12 377 614 012), a body corporately established by the Monash University Act 1958 (Vic), (“Monash”) whose address is Wellington Road, Clayton, Victoria 3800, also on behalf of The Commonwealth Scientific and Industrial Research Organization (“CSIRO”), an independent Australian federal government agency responsible for scientific research, whose head office address is GPO Box 1700, Canberra ACT 2601, Australia (UT Austin, Monash and CSIRO collectively, the “Parties”).

Dear Monash and CSIRO representative,

A jointly owned patent application, listed in Exhibit A, has been filed to cover inventions described under the institutional technology identifiers UT Tech ID 7242 FRE, Monash Tech ID 2017-074, CSIRO Tech ID TW9482 “Metal organic framework membranes for ion transport and separation” (the “Joint Invention”). The Joint Invention is the subject of an Inter-Institutional (“IIA”) Agreement (UTA Number: PM1903901) between the Parties.

Texas intends to include the Joint Invention in a patent license to Energy Exploration Technologies, Inc. (the “License”) in a bundle with other patent applications that may be solely owned by Texas (the “Texas Invention”), solely owned by Monash (“Monash Inventions”) or that may be jointly owned by the Parties.

Recognizing that the License may include both the Joint Invention and other independent inventions (“Additional Inventions”), the Parties have agreed on the following revenue sharing formula for sharing revenue received under the License, net of costs as specifically set forth in the IIA (“License Revenue”). The value of UT Tech ID 7242 FRE, Monash Tech ID 2017-074, CSIRO Tech ID TW9482 patent family covering the Joint Invention will remain at 65%, while the remaining 35% of the value will be split evenly between the remaining independent patent families covering Additional Inventions that are added to the patent bundle (“Formula”).

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO Letter Agreement	1 of 3	UTA No.: PX1906301

If no new patent families covering any Additional Inventions are licensed with the Joint Invention, the terms of the current IIA will govern how to allocate all License Revenue. If new patent families covering one or more Additional Inventions are bundled with the Joint Invention, the Parties will amend the IIA such that the above formula would apply. For clarity, only patent applications covering Additional Inventions that are actually filed and incorporated into the License, but not mere disclosures or Tech IDs unassociatcd with a filing, will be applicable to the Formula.

An example of how the Formula would operate if both a Texas Additional Invention and a Monash Additional Invention are included in the License, is provided in Exhibit A. From time to time, the Parties may amend this letter, and then the IIA, to update the table as new patent applications are filed and added to the License.

If the Licensee separately sublicenses one or a subset of Patent Rights, instead of as a bundle, then sublicense revenue attributed to such sublicense shall follow the revenue sharing formula attributed to the subset of Patent Rights that have been sublicensed. The License shall require the licensee to report sublicense income to indicate whether such income is based on licensing the entire bundle or a subset of Patent Rights.

The Letter Agreement shall have a term beginning on the IIA Effective Date and expiring upon the first to occur of (i) expiration of the patents covering Joint Invention, (ii) if Licensee drops the Joint Invention from the License (iii) termination of the License.

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO Letter Agreement	2 of 3	UTA No.: PX1906301

EXHIBIT A

Patents t<:>; be licensed as a bundle

Patent Family App. Nos./ Date of Filing/Status	Title	Inventor(s)	Revenue sharing	Weighted Percentage of Patent Family
Provisional/2017905029 (Australia)/December 15th, 2017/Conveiied PCT/ AU2018/051341/December 14th\2018/Filed Bolivia national/SP-260- 2018/December 14th, 2018/Filed	UTTech ID 7242 FRE, Monash Tech ID XXX, CSIRO Tech ID XXX “Metal organic framework membranes for ion transport and separation” Monash Tech ID 2017-074 CSIRO Tech ID TW9482	Benny Freeman (Texas) Anita Hill (CSIRO) Jun Lu (Monash) Huanting Wang (Monash) XingyaLi (Monash) Huacheng Zhang (Monash)	Per the IIA, 68% (Monash) 12% (CSIRO) 20% (Texas)	65% (if other independent patent families are licensed in a bundle with this patent family)
Hypothetical Monash Additional Invention	Crown Ether WS2019-023	Huanting Wang	100% Monash	17.5%
Hypothetical Texas Additional Invention	Scale-up process	Benny Freeman	100%Texas	17.5%

From this example patent bwldle, each Party’s share would be calculated as follows:

Monash’s share = (License Revenue* 0.65 * 0.68) + (License Revenue* 0.175)

Texas’ share = ( License Revenue* 0.65 * 0.20 + License Revenue* 0.175)

CSIRO = (License Revenue* 0.65 * 0.12) + (License Revenue *O)

If the License Revenue for a given year were $1,000,000, the total each Party will-receive as an operation of the Formula is:

Monash: $617,000

Texas: $305,000

CSIRO: $78,000

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO Letter Agreement	3 of 3	UTA No.: PX1906301

AMENDMENT #1 TO fflTERINSTITUTIONAL AGREEMENT

This Amendment #1 to the Iti.tei’ institutional Agreement (this “Amendment”) is made between The University of Texas at Austin (“UT Austin”), on behalf of the Board of Regents of the University of Texas System, an agency of the State of Texas, whose address is 3925 W. Braker Lane, Suite 1.9A (R3500), Austin, Texas 78759, on behalf of Monash University (ABN 12 377 614 012), a body corporately establisheu’by the Monash University Act 1958 (Vic), (“Monash”) whose address is Wellington Road, Clayton, Victoria 3800, also on behalf of The Commonwealth Scientific and Industrial Research Otgai1ization (“CSfilO”), an independent Australian federal government agency responsible for scientific research, whose head office address is GPO Box 1700, Canberra ACT 2601, Australia; Each Institution may each be referred to as a “Party” and collectively as, the “Parties.” Capitalized terms used herein without definition shall have the meanings given to them in the Patent License Agreement (as defined below).

Background

WHEREAS, the Parties entered into an Inter institutional Agreement (UTA Agreement No. PM1903901), effective as of March 22, 2019 (the “IIA”); and

WHEREAS, the Parties wish to amend and update certain aspects of the IIA,

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment and other good and valuable consideration, the sufficiency of which are acknowledged, the Parties agree as follows:

In Section 1, Patent Rights shall be deleted and replaced with the following:

Patent rights:

Application no/Date offiling	Title	Inventor(s) (include employer for each)
Australian Provisional 2017905029/December 15, 2017 PCT AU2018/051341/December 14, 2018 Bolivia National SP-260-2018/ December 14, 2018 UT Tech ID 7242 FRE	Metal organic framework membranes	Huanting Wang (Monash) Huacheng Zhang (Monash) Xingya Li (Monash) JunLu (Monash) Anita Hill (CSIRO) Benny Freeman (UT)

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO	1 of 3	UTA No.: PA1903902

Monash Tech ID 2017-074 CSIRO Tech ID TW9482
Pre-provisional	Crown Ether Tech ID WS2019-023	Huanting Wang (Monash) Jun Lu (Monash) Huacheng Zang (Monash)

2.    Section 3.5 Allocable percentage of patent costs shall be deleted in its entirety and replaced with the following:

3.5. Allocable percentage of patent expenses
68% Monash; 12% CSIRO; 20% UT for Patent Rights under UT Tech ID 7242 FRE in Section 1 of Patent Rights 100% Monash for Patent Rights under Monash Tech ID WS2019-023 in Section 1 of Patent Rights

3.    Section 12 Special Provision shall be deleted in its entirety and replaced with the following:

If any future intellectual property results from research sponsored by Energy Exploration Technologies relating to the Patent Rights and taking place at one or more of the institutions that are parties to this Agreement, then the Parties agree that such intellectual property will be added to this Agreement by amendment for purposes of management and potential licensing.

In addition to Section 5.3 of the IIA, The Parties agree that revenue sharing shall be governed by the Letter Agreement attached as Exhibit A.

4.    Governing Law. This Amendment will be construed and enforced in accordance with laws of the U.S. and the State of Texas, without regard to choice of law and conflicts of law principles.

[Signature Page Follows]

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO	2 of 3	UTA No.: PA1903902

IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment effective as of the Amendment Effective Date.

The University of Texas at Austin		CONFIDENTIAL
Monash / CSIRO	3 of 3	UTA No.: PA1903902

Agreement #PMJ906201

OPTION TO EXCLUSIVE LICENSE AGREEMENT

This Option Agreement (the “Agreement”) is made by The University of Texas at Austin (“UT Austin”), on behalf of the Board of Regents of the University of Texas System, an agency of the State of Texas, whose address is 3925 W. Braker Lane, Suite 1.9A (R3500), Austin, Texas 78759, on behalf of Monash University (ABN 12 377 614 012), a body corporately established by the Monash University Act 1958 (Vic), (“Monash”) whose address is Wellington Road, Clayton, Victoria 3800, also on behalf of The Commonwealth Scientific and Industrial Research Organization (“CSffiO’), an independentAnstralian federal government agency responsible for scientific research, whose head office address is GPO Box 1700, Canberra ACT 2601, Australia (UT Austin, Monash and CSIRO together are the “Institutions”); and

Energy Exploration Technologies Inc., a Commonwealth of Puerto Rico corporation with its principal place of business at 100 Greens Villa Dr. #21, Dorado, Puerto Rico 00646, (“Optionee” or “EnergyX”).

The Optionee and UT Austin may collectively be known as (the “Parties”), and individually as (a “Party”).

RECITALS

A Whereas, the Institutions have entered into an Inter-Institntional Agreement (the “IIA”) between UT Austin, Monash, and CSIRO that grants UT Austin the exclusive right to option or license the Patent Rights (hereinafter defined) on behalf of the Institutions;

B. Whereas, the Institntions own certain inventions and patent applications as described in the TIA, and may develop additional technology and intellectual property in the course of sponsored research funded by Optionee to UT who may subcontract to Monash and CSIRO as necessary (together, the “Program”).

C. Whereas the fustitntions desire to have certain Patent Rights (as defmed below) developed and used for the benefit of Optionee and the public; and

D. Optionee wishes to obtain an exclusive option (the “Option”) to negotiate and acquire a worldwide, exclusive, sub-licensable, license (the “Patent License Agreement” or “PLA”) from the Institutions to practice the Patent Rights, under terms mutually negotiated and agreed to by the parties, and sell and distribute products derived therefrom.

NOW THEREFORE, in consideration of the mutual covenants and premises herein. contained, the pa1ties agree as follows:

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 7	Agreement No. PM1906201

1. EFFECTIVE DATE AND OPTION PERIOD

1.1 TI1is Agreement is effective as of the date of full execution by all Parties indicated on the Signature Page (“Effective Date”), and shall remain effective for one year, (but shall be extendable as provided in Section 5.4 (the “Option Period”).

2. DEFINITIONS

2.1 “Patent Rights” means Institution’s rights in (a) the patents, patent applications and invention disclosures listed in Exhibit B, (b) all patent applications that claim the subject matter of any invention disclosure listed in Exhibit B; (c) any patents, patent applications, information or discoveries, whether already discovered, or discovered or reduced to practice in the course of the Program (which will be added by amendment pursuant to the IIA, Section 12), whether domestic or foreign, (d) all divisions, continuations, continuations-in-part (to the extent they claim priority to one of the foregoing patents or patent applications), reissues, reexaminations or extensions thereof; and (e) any foreign counterparts of any of the foregoing, and any letters patent that issue thereon. If Optionee funds Sponsored Research (as defined below) supporting the Program, then the Parties agree that all intellectual property resulting from such sponsored research is included within the Patent Rights. For purposes of this Agreement, the term Patent Rights also includes all patent applications that claini any invention that has been conceived as of the Effective Date as a result of work in the laboratory of Dr. Benny Freeman at UT Austin and that are necessary or competitively advantageous for the development, use or sale of Licensed Products, but only to the extent the Institutions are legally able to offer such rights under this Agreement.

2.2 “Licensed Field” means mineral extraction, separation, refinery, and/or recovery, including but not limited to litl1ium extraction, and uses in energy storage devices, including but not limited to batteries. All medical and biological fields of use are expressly excluded.

2.3 “Licensed Product” means any product or service, the manufacture, use or sale of which would, but for the license granted herein, infringe a claim of a patent or patent application included in the Patent Rights.

3. WARRANTIES

3.1 Except for the rights ofthe governments of the United States or of Australia, as set forth in Exhibit A, UT Austin hexeby warrants that it has the full right and power to enter into this Agreement, to grant the exclusive option set forth in this Agreement, and to grant licenses to all of the right, title and interest of the Institutions in the Patent Rights. UT Austin makes no other warranties concerning rights covered by this Agreement. UT Austin makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any Licensed Product. UT Austin makes no warranty or representation as to the validity or scope of the Patent Rights or that any Licensed Products would be free from any infringement of patents of third parties, or that no third parties are in any way infringing Patent Rights.

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 2	Agreement No. PM1906201

3.2 Optionee understands ‘that the Patent Rights may have been developed under a funding agreement, or funding agreements, between the Institutions and the government of the United States of America and/or the government of Australia, and if so, that these governments may have certain rights relative thereto, which shall be attached to this Agreement as (“Exhibit A”). This Agreement is explicitly made subject to these governments’ rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law br regulation and this Agreement, the terms of such Government agreement, applicable law or regulation will prevail.

3.3 Optionee, by execution’hereof, acknowledges, covenants and agrees that it has not been induced in any way by any of the Institutions, or any of their employees to enter into flus Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Optionee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. EXCLUSNE OPTION FOR EXCLUSIVE LICENSE

4.1 Subject to the terms of this Agreement, UT Austin, on behalf of the Institutions, hereby grants Optionee an exclusive option to take an exclusive, worldwide, sub-licensable, license to practice the Patent Rights, under the terms and in the form set forth in Exhibit C. This Option may only be exercised if Optionee is not in breach of this Agreement and has received cash investment, grants, license or other fees, loans, retained earnings or other sources ofworldng capital totaling at least $1,500,000 USD (or equivalent) and is not in breach of any sponsored research agreement.

4.2 From the Effective Date tlrrough the expiration of the Option Period, UT Austin shall not offer, negotiate with, option or license the Patent Rights in the Licensed Field to any party other than Optionee.

4.3 Optionee may exercise the option at any time (subject to Section 4.1) on written notice to UT Austin, and as long as Optionee is not in breach of any payment provision of this Agreement, and UT Austin has not, at that time, notified Optionee pursuant to Section 5.3 that it is in breach of any non-payment provision of this Agreement, describing the nature of the breach in reasonable detail. Upon Optionee’s written exercise of the Option within the Option Period, the Parties shall promptly execute the PIA in the form attached as Exhibit C.

5. TERMINATION

5.1 Optionee may terminate this Agreement by giving thirty (30) days written notice to UT Austin. This Agreement will automatically terminate on execution by the Parties of the PLA following exercise of the Option.

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 3	Agreement No. PM1906201

5.2 This Agreement shall tdnninate automatically if Optionee shall become banlaupt or insolvent and/or if the OPTIONEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of OPTIONEE or otherwise.

5.3 This Agreement shall tenninate upon thirty (30) days written notice if either party shall breach or default on any obligation under this Agreement and the party in default has not cured such default within sixty (60) days of notice of the defanlt provided by the non-breaching party.

5.4 If not terminated earlier, this Agreement shall tenninate on the first anniversary of the Effective Date. If Optionee has entered into a sponsored research agreement to support Program research at UT Austin, who may subc.ontract with the other Institutions, in the amount of at least one hundred fifty thousand dollars ($150,000) (the “Sponsored Research”), then this Option shall automatically be extended for the term of such sponsored research agreement, but for no more than twelve additional months, unless mutually agreed to in wi-iting.

6. PAYMENT

6.1 In consideration for the Option granted herein, Optionee agrees to pay UT Austin (i) a one time, non-refundable amount often thousand dollars ($10,000) due and payable upon execution of this Agreement by Optionee (the “Option Payment”); and (ii) Optionee further agrees to reimburse UT Austin or Monash, as applicable, for all past patent prosecution expenses incurred to file, prosecute and maintain the Patent Rights, as well as all future patent prosecution expenses incurred to file, prosecute and maintain the Patent Rights that are incurred by the Institutions during the Option Period (even if billed by the prosecuting law firm after expiration of the Option Pe1iod), payment of which shall be due within fifteen (15) days of written notice from UT Austin of the amount due.

6.2 Optionee agrees to use commercially reasonable efforts to secure funds for the Sponsored Research (the “Sponsored Researclt Funds”), Optionee will act in good faith to secure Sponsored Research Fm1ds, but will in no way be liable for any failure to raise any such funds. The Sponsored Research Funds may be allocated among one or more of the Institutions in the best interests of the advancement of the research, as to be agreed upon in one or more sponsored research agreements.

6.3 All payments un.der this Agreement are to be paid in U.S. dollars, checks payable to the order of the UT Austin or its appointed person, and mailed to the address in Section 10.6.

7. INFORMATION AND CONFIDENTIALITY

7.1 Upon the execution of this Agreement, UT Austin, through Inventor(s), will disclose any and all relevant information and data included in or relating to the Patent Rights (including invention disclosures) tha has not already been disclosed to Optionee, to enable Optionee to evaluate the potential commercial significance of the Patent Rights. UT Austin shall provide to Optionee any proposed publication or other public disclosure of the Patent Rights at least thirty (30) days prior to publication or disclosure for the purpose of determining whether

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 4	Agreement No. PM1906201

Optionee would like to protect any disclosed subject matter in a patent filing. Optionee will’ disclose to the Institutions the results,of Optionee’s analysis of the Patent Rights. UT Austin warrants and represents that it will disclose all the relevant information pursuant to the terms of an already executed Nondisclosure Agreement between UT Austin and Optionee effective October 24, 2018 (the “NDA”), and will treat confidential information resulting from Optionee’s evaluation as disclosed pursuant to the terms of the NDA. The Confidentiality Term (as defined in the NDA) is hereby extended until the termination of this Agreement.

7.2 In addition to the disclosure described in Section 7.1, the Parties will disclose other relevant confidential information to each other, from time to time, in connection with the Program under the appropriate Sponsored Research Agreements. All such information disclosed during the term of such Sponsored Research Agreements will be deemed disclosed pursuant to the confidentiality provisions of such agreement(s).

8. INDEMNIFICATION

8.1. Optionee shall hold hlirmless and indemnify the Institutions, their regents, officers, employees, and agents from and against any third party claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise of rights granted hereunder by Optionee, its subsidiaries, or their officers, employees, agents or representatives.

9. GENERAL PROVISIONS

9 .1 This Agreement may not be assigned by Optionee.

9.2 This Agreement constitutes the entire and only agreement between the parties relating to an Option to execute the Patent License Agreement to the Patent Rights and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by written mutual agreement by the Parties.

9.3 The relationship between Institutions and Optionee is that of independent contractors. Institutions and Optionee are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. No Institution will have the power to bind or obligate Optionee in any manner, other than as is expressly set forth in this Agree1ent. Likewise, Optionee will have no power to bind or obligate any Institution in any manner, other than as is expressly set forth in this Agreement.

9.4 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 5	Agreement No. PM1906201

9.5 Any delay in enforcing a party’s right under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except only as to an express written and signed waiver to a specific matter for a specific period of time.

9.6 Any notice required by this Agreement will be given by email, personal delivery (including delivery by reputable messenger services such as Federal Express), or by prepaid, first class certified mail, return receipt requested, addressed in the case of the Institutions to:

Office of Technology Commercialization

The University of Texas at Austin

3925 West Braker Lane, Suite 1.9A (R3500)

Austin, Texas 78759

Fax: 512 475-6894

Phone: 512 471-2995

Attention / Appointed Person: Licensing

Email: Licensing@otc.utexas.edu

or in the case of Optionee to:

Energy Exploration Technologies, Inc.

1500 Cordova Rd. #302

Ft. Lauderdale, FL 33316, USA

Phone: +1 954 854-0696

Attention / Appointed Person: Teague Egan

Email: Teague@energy-x.co

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

9.7 This Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Texas.

9.8 Nothing in this AGREEMENT shall be deemed or treated as any waiver of BOARD’S sovereign immunity.

SIGNATURE PAGE TO FOLLOW

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 6	Agreement No. PM1906201

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 7	Agreement No. PM1906201

EXHIBIT A: GOVERNMENT RIGHTS

NONE

END OF EXHIBIT A

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 8	Agreement No. PM1906201

EXHIBIT B: PATENT RIGHTS

Filing Type	Serial# and Title	Filing Status	Government Ri!!hts
Provisional	2017905029 (Australia) UT Tech ID 7242 FRE, Monash Tech ID 2017-074 CSIRO Tech ID TW9482: Metal organic framework membranes for ion transport and s=aration	Converted	For UT: was not funded by US government

PCT	AU2018/051341 UT Tech ID 7242 FRE, Monash Tech ID 2017-074 CSIRO Tech ID TW9482: Metal organic framework membranes for ion transport and separation	Filed	For UT: was not funded by US government

Bolivia national	SP-260-2018 UT Tech ID 7242 FRE, Monash Tech ID 2017-074 CSIRO Tech ID TW9482: Metal organic framework membranes for ion transpott and s=aration	Filed	For UT: was not funded by US government

Pre-provisional	UT Tech ID 7420 FRE Metal Organic Framework Mixed Matrix Membranes for Monovalent Seoarations	To be filed in 2019	For UT: will be funded by US government

Pre-provisional	UT Tech ID 7419 FRE Method of fabricatiog mixed-matrix polymer films via nonsolvent ohase seoaration	To be filed in 2019	For UT: will be funded by US government

Pre-provisional	Monash IP “Crown Ether” Tech ID WS2019-023	To be filed in 2019

END OF EXHIBIT B

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 9	Agreement No. PM1906201

EXHIBIT C: PATENT LICENSE AGREEMENT

These Terms and Conditions of Patent License (“Terms and Conditions”) are incorporated by reference into the Patent License Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in tl1ese Terms and Conditions unless explicitly stated otherwise,

1. Definitions

“Affiliate” means any business entity more than 50% owned, directly or indirectly, by Licensee, any business entity which owns, directly or indirectly, more than 50% of Licensee, or any business entity that is more fuan 50% owned by a business entity that owns, directly or indirectly, more than 50% of Licensee.

“Agreement” means collectively (i) these Tenns and Conditions, and (ii) the Patent License Agreement.

“Contract Quarter” means the three-month periods indicated as the Contract Quarter in Section 1 of the Patent License Agreement, or any stnb pedod tl1ereof at the commencement of the Agreement or the expiration or te1mination of the Agreement.

“Contract Year” means the 12-month pedods indicated as the Contract Year in Section 1 of tl1e Patent License Agreement, or any stub pedod fuereof at tl1e commencement of fue Agreement or fue expiration or termination of the Agreement.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Patent License Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under fue same terms, and at fue same time and place.

“Field” means the field indicated as the Field identified in Section 1 of the Patent License Agreement.

“Government” means any agency, department or other 1mit of the United States of America, the State of Texas, or tl1e Government of Australia.

“Gross Consideration” means all cash and non-cash consideration (e.g., secudties).

“Licensed Process” means a method or process whose practice or use would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 10	Agreement No. PM1906201

“Licensed Product” means any produ,:t. or component whose manufacture, use, sale, offer for sale or import would, but for the license granted herein, infringe a Valid Claim of the Patent Rights.

“Licensed Product Lease” means an agreement or transaction wherein Licensee grants a third party the right to use a Licensed Product for a limited period of time, but does not sell such Licensed Product to such third party, and where such third party is not granted the right to malce or sell Licensed Products.

“Licensed Service” means perl’ormance of a service for any consideration using a Licensed Product, or the practice ofa Licensed Process. For clarity, research and development of Licensed Products or Licensed Services by Licensee, its Affiliates, or a Sublicensee does not constitute a Licensed Service.

“Licensee” means the Party identified-as the Licensee in Section I of the Patent License Agreement.

“Licensor” means the Party identified s the Licensor in Section I of the Patent License Agreement.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1 (b) of the Patent License Agreement.

“Net Lease Sales” means the Gross Consideration from Sale of Licensed Product Leases, including all lease, subscription, or other recurring fees, and revenue-sharing or profit-sharing for material extracted, such as, for example, on the volume of lithium extracted, less the following items directly attributable to such Sale that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller (the “Seller”): (a) discounts and rebates actually granted; (b) sales, value added, use and othe1· taxes and government charges actually paid, excluding income truces; (c) import and export duties actually paid; (d) freight, h.ansport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

In addition, Net Lease Sales are subject to the following:

(a) If any Seller effects a Sale of a Licensed Product Lease to a customer in a particular countly other than on customaiy commercial terms or as part of a package of products and services, the Net Lease Sales of such Licensed Product Lease to such customer shall be deemed to be the Fair Market Value of such Licensed Product Lease.

(b) For purposes of this Agreemenl Sale of a Licensed Product Lease shall not include h.ansfers or other dishibutions or dispositions of Licensed Products for use in academic research or for regulatory purposes.

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 11	Agreement No. PM1906201

The Parties’ use of the term “Sales” to include leases is not meant to imply that a lease is a sale that would trigger the doctrine of patent exhaustion.

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to: the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the Seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the 01iginal invoiced ammmt.

In addition, Net Product Sales are subject to the following:

(a) If any Seller effects a Sale of a Licensed Product to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Product Sales of such Licensed Product to such customer shall be deemed to be the Fair Market Value of such Licensed Product.

(b) For purposes of this Agreement Sale of a Licensed Product shall not include transfers or other distributions or dispositions of Licensed Products for use in academic research or for regulatory purposes.

Additionally, if Licensee, its Affiliates or Sublicensees use a Licensed Product for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, then Net Product Sales for such purpose shall be an amount equal to the customary sale price charged to a third party for the same Licensed Product, except for a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking goi1fernmental approval. If there is no customary sale price, then the Net Product Sales shall be an ltmount equal to the Fair Market Value.

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the Seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

(a) If any Seller effects a Sale of a;Licensed Service to a customer in a paiticular country other than on customary commercial terms or as part of a package of products and services, the Net Service Sales of such Licensed Service to such customer shall be deemed to be the Fair Market Value of such Licensed Service.

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(b) For purposes of this Agreement Sale of a Licensed Services shall not include provision, performance or other distributions or dispositions of Licensed Services for use in academic research or for regulatory purposes.

Additionally, if Licensee, its Affiliates or Sublicensees use a Licensed Service for its own internal purposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, then, Net Service Sales shall be an amount equal to the customary sale price charged to a third party for the same Licensed Service, except for a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval.

“Non-Royalty Sublicensing Consideration” means the Gross Consideration received by the Licensee or its Affiliate from a Sub licensee in consideration of the grant of a sublicense under the Patent Rights (including, without limitation, license or option or distribution fees, fees to maintain license rights, and bonus/milestone payments, but excluding amounts received as running royalties, based on Net Product Sales or Net Service Sales for which Licensor receives a running royalty under Section 3.2. For the avoidance of doubt, Non-Royalty Sublicensing Consideration shall not include bona fide: (a) running royalties received by Licensee or an Affiliate based on Net Product Sales or Net Service Sales that are royalty-bearing to Licensor under Section 3.2, (b) purchase price for Licensee’s stock or other securities not in excess of Fair Market Value, (iii) amounts paid and used exclusively for research and development of Licensed Products or Licensed Services by Licensee; and (iv) payments in consideration of the grant of a right or license or the undertaldng of obligations other than a sublicense of rights granted under Article 2. To the extent Licensee receives compensation for both a grant of a sublicense of rights under Article 2 and the grant of other rights or licenses or undertaldng of other obligations, such compensation will be reasonably apportioned between that amount attributable to the sublicense ofrights under Article 2, which shall be deemed Non-Royalty Sublicensing Consideration, and that amount attributable to the grant of other rights or licenses or undertaldng of other obligations, which shall be excluded from Non-Royalty Sublicensing Consideration; such apportiomneJJ.t to be reasonably agreed upon by the parties.

“Patent License Agreement” means the particular Patent License Agreement to which these Tem1s and Conditions are attached and incorporated into by reference.

“Patent Rights” means the Licensor’s rights in (a) the patents, patent applications and invention disclosures listed in Section 1 of the Patent License Agreement; (b) all patent applications that claim priority to any patent or patent application, or which claim the subject matter of any invention disclosure, listed in Section 1 of the Patent License Agreement; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patents and/or patent applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications. From time to time dming the term of tl1e Agreement, upon written agreement by both parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

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“Prosecution Counsel” means the law. firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Section 1 of the Patent License Agreement.

“Quarterly Payment Deadline” m11an the day that is 30 days after the last day of any particular Contract Quarter.

“Sell”, “Sale” or “Sold” means any traµsfer or other disposition, including by way of lease, of Licensed Products or Licensed Servces for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services or Licensed Product Leases will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sub license Agreement” means any agreement or arrangement pursuant to which Licensee (o r au Affiliate or Sub licensee) grants to any third party any license rights licensed to Licensee under Article 2 of this Agreement (apdfor the avoidance of doubt, excluding Licensed Product Leases).

“Sublicense Fee” means the fee specified in Section 3.1 (d) of the Patent License Agreement.

“Sublicensee” means any entity who has entered into a Sublicense Agreement with Licensee expressly granting a sublicense under the Patent Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distlibution terlitory or field (i.e., the third patty simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Product Sales by a Snblicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or auihorize sublicenses under the Agreement.

“Territory” means the territory so indicated as the Territory in Section 1 of the Patent License Agreement.

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and nnappealable decision of a court or other government body of competent jmisdiction, has been irretrievably abandoned or disclaimed, or has oiherwise been finally admitted or determined to be invalid, un-patentable or llllenforceable, whether through reissue, reexmnination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith, provided that if a particular claim has not issued within seven (7) years of non-provisional filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued patent.

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2.	License Grant and Commercialization

2.1	Grant

(a) Licensor grants to Licensee a royalty-bearing exclnsive license under Patent Rights to develop, manufacture, have manufa9n,red, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory,a1;1,d, to sell Licensed Product Leases in the Field in the Territory. A Licensed Product Lease shall indicate that the Licensed Product is subject to a license with Licensor, and that in the event of temrination of the license, any continued rights to use a leased Licensed Product must be obtained from Licensor.

(b) This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement (but remains in force unless and until this Agreement is tenninated under section 7), (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Manufacture, have manufactured, and use the Patent Rights for teaching, non-commercial research, education, and other educationally-related purposes; and

(3)	Grant rights to, and transfer material embodiments of, the Patent Rights to other academic institutions or, non-profit research institutions for the purposes identified in clauses (I) and (2) above.

(c) Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicepse Agreements under the Patent Rights consistent with the te1ms of the Agreement, subject to the following:

(a) A Sublicense A&>reement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the Sub license Agreement applicable to the Agreement. In the event of termination of the Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be

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treated as “Sublicense Agreements” and such sub-Sub licensees shall be treated as “Sub licensees” for pmposes of the Agreement.

(b)    Licensee shall deliver to Licensor a true, complete, imd correct copy of each Sub license Agreement granted by Licensee, Affiliate or Sublicensee, and any modifci ation or tennination thereof, within 30 days following the &Pplicable execution, modification, or tennination of such Sub license Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(c)    Notwithstanding any such Sublicense Agreement, Licensee will rnmain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3 .2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a b1·each by Licensee unless Licensee complies with the remaining provisions of this paragraph. Each Sublicense Agreement will contain a right of tennination by Licensee in the event that the Sub licensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee. In the event of a Sublicensee ·breach, and if after a reasonable opportunity to cme as provided in any such Sublicense Agreement (not to exceed 30 days ‘for a payment breach and 60 days for a non-payment breach), such Sublicensee fails to cme such Sublicensee breach, then the Licensee will terminate the Sublicense Agreement within 30 days thereafter, with copy of such wii!ten notice of termination to Licensor, unless agreed to in wiiting otherwise by Licensor.

2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products or Licensed Services commercially available in the Field in the Territory. Without limiting tl1e foregoing, Licensee will (a) maintain a reasonably funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program required to make License Products or Licensed Services commercially available, and (b) fulfill the milestone events specifei d in Section 2.4 of the Patent License Agreement by the deadlines indicated therein and (c) use diligent and commercially reasonable effo1ts to perform and complete the plans described in the annual report submitted pursuant to Section 4.2 (Annual Written Progress Repo1t). If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b). Upon notice that Licensee is unable to meet a deadline for a milestone event set forth in section 2.4, Licensor agrees to meet and confer in good faith with Licensee to negotiate a revised deadline schedule.

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Patent License Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Patent License Agreement.

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3.1	Non-Royalty Payments due from Licensee

(a)    Patent Expenses. Licensee will reimburse Licensor for the past patent expenses stated in Section 3.1 (a) of the Patent License Agreement and incurred as of the Effective Date and through 15 days after the Effective Date. The stated amount is the current estimate for past patent expenses based on invoices received by the Licensor through the stated date. Licensee’s obligations to pay all past and future patent expenses pursuant to Section 6 (Patent Expenses and Prosecution) will not be limited by such amount.

(b)    Milestone Fees. Licensee will pay Milestone Fees indiqted in Section 3.l(b) of the Patent License Agreement by the Quarterly Payment Deadline for the Contract Quarter in wltlch the milestone events set forth in Section 3.1(b) of the Patent License Agreement are acltleved.

(c)    [Reserved]

(d)    Sublicense Fees. Licensee will,pay Sub!icense Fees indicated in Section 3.l(d) of the Patent License Agreement on or before ‘ihe Quarterly Payment Deadline for the Contract Quarter.

(e)    Assignment Fee. Licensee wilf.pay the assignment fee set fo1th in Section 3.1 (e) of the Patent License Agreement within 15 days of the assignment of the Agreement.

3.2	Royalties

Licensee will pay a rnnning royalty at the rate set forth in Section 3.2 of the Patent License Agreement on Net Product Sales, Net Lease Sales and Net Service Sales in each Contract Quarter, payable on or before the Quarterly Payment Deadline for such Contract Quarter, subject to the following:

(a) No more than one royalty shall be paid to Licensor hereunder with respect to the Sale of any one unit of Licensed Product or Licensed Service or Licensed Product Lease, whether or not more than one patent or Valid Claim is applicable to the Licensed Product or Licensed Service or Licensed Product Lease, or the development, manufacture, or performance thereof.

(b)    No royalty shall be payable under tins Section 3.2 witli respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sub licensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for purposes of resale to third parties, provided Lice11Sor shall be paid a royalty with respect to the re-sale to a tltlrd party, (iii) payments tl1at constitute Non-Royalty Sublicensing Consideration.

(c)    Fodlie purposes of determining the royalties payable on any product containing (A) at least one Licensed Product and (B) one or more other products, elements or componeuts that do not by themselves constitute Licensed Product (a “Combination Product”), Net Sales of such Combination Product shall be calculated by multiplying the Net Sales of the Combination

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Product in each country or territory by the fraction A/(A+B), where A is the average selling price of the Licensed Product and B is the average selling price of the other products, elements or components sold separately in such country or tenitory. In the event that such average selling price cannot be determined for both Licensed Product and all other products, elements and components included in the Combination Product, for the purposes of detennining royalties payable hereunder, the fully loaded manufacturing cost of the Licensed Product and tl1e other products, elements or components shall be substituted for average selling ptice in fue foregoing calculation. Sales of a Licensed Product Lease shall also be subject to the foregoing combination product calculation.

Licensee shall at all times act in good faifu when calculating Net Sales and shall not intentionally or knowingly inappropriately or inaccurately apportion pricing, invoices or records for the purpose of circumventing or depriving Licensor of the benefit of the definition of Net Sales or its calculation hereunder, and shall not sell a product or service for use witl! a Licensed Product or Licensed Service at a price iliat is higher than tl!e fair market value for such product or service while concurrently selling or offering for sale tl!e accompanying Licensed Product or Licensed Service at a price tl1at is lower than fue fair market value for such Licensed Product or Licensed Service for tl!e purpose of reducing the royalty owed to Licensee based upon the sale of such Licensed Product or Licensed Service.

Notwithstanding tl!e foregoing, royalties payable to Licensor in any quarter shall not be reduced to less tl!an 0.5% of Net Product Sales or Net Service Sales as a result of operation of tltls subsection.

3.3	MinimUill Royalties and Snblicense Fees

If royalties and Sublicense Fees paid to Licensor do not reach the minimum royalty amounts stated in Section 3.3 of the Patent License Agreement for ilie specified petiods, Licensee will pay Licensor on or before tbe Quarterly Payment Deadline for tl!e last Contract Quarter in the stated period an additional amount equal to the difference between the stated minimUill royalty amount and the actual royalties and Sublicerise Fees paid to Licensor.

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, tbe manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faitl! and timely agreed to by tl1e Parties.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices) ofthe Patent License Agreement. If Licensor requests to have information submitted in a particular fonnat, Licensee will use reasonable efforts to comply with such request.

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4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a tme and accurate report giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies ofreports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter µnder the Agreement as necessary for Licensor to account for Licensee’s payments hereunder, ev;en ifno payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. Licensee shall provide information in sufficient detail to enable the royalties payable hereunder to be determined and to calculate aU of the amounts payable under the Agreement. The report shall include:

(a)	The name of the Licensee, the Patent License Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)

Identification of each Licensed :Product and Licensed Service for which any royalty payments have become payable, including information regarding each Licensed Product Lease sufficient to allow Licensor to calculate the amount of Net Lease Sales owed for such Licensed Product Leases;

(d)

Net Product Sales, Net Lease Sales and Net Service Sales segregated on a product-byproduct basis, and a countty-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales, Net Lease Sales and Net Service Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)

An affinnative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.l(b) were met or not, and the resulting Milestone Fee payable;

(g)

Non-Royally Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis and indicating which Patent Rights were sublicensed, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

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4.2	Annual Written Progress Report and Commercialization Plan

Within 45 days following the end ofieach Contract Year, Licensee will deliver to Licensor a true and accurate written progress report and commercialization plan that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to diligently conunercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products an’<! Licensed Services for the next Contract Year. T11e report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent r.ell’,vant to the activities under the Agreement:

(a)    The name of the Licensee, the atent License Agreement number, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

(b)    The progress toward completing .and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.l(b);

(c)    The research and development activities, including status and plans for obtaining any necessary governmental approvals, performed during the past year, and the plans for research and development activities for the next year; and

(d)    The marketing activities for the past year and planned for the next year, and Licensee’s internal estimate for Sales for the next year.

4.3	Govermnent and Economic Development Reporting

If Licensor or any of Licensor’s co-owners reasonably requests, Licensee will provide information relating to this Agreement 1·easonably sufficient for Licensor or any co-owner to comply with any Government-required requests for reporting purposes. If Licensee requests, such information shall be treated as Licensee’s Confidential Information.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Patent License Agreement are expressed :in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement nmnber set forth at the begiU11ing of the Patent License Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all whe transfer fees) payable to the payee identified in Section 18 of the Patent License Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Patent License Agreement.

5,2	Sales Outside the U.S.

If any currency conversion shall be required in coU11ection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its frnancial reporting pmposes in accordance with Generally Accepted Accounting Principles (o r foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange

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rate for conversion between the foreign cun·ency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Taxes.

If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, such tax will be paid by the Licensee, unless the tax is clearly assessed against the Licensor or a co-owner; and it is agreed that any indirect taxes (including sales and value added taxes) shall be assessed on Licensee; and provided that any withholding taxes on payments made by a payor are assessed on the payee where such taxes are credited to the payee and withholding taxes are assessed on the payor when credited to the payor. Each party shall render the other party reasonable assistance in order to allow such party to obtain the benefit of any present or future treaty against double taxation which may apply to such payments or to obtain a credit for such payments, including through submission of appropriate proof of payment of withholding taxes within a reasonable period of time, and promptly providing all official receipts with respect thereto,

5.4	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, ifless).

5.5	Records

For a period of six years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Lease Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be detennined and audited.

5.6	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement, For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Subl icensee’s records upon Licensor’s request, and Licensee will fornish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sub licensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due Licensor have been underpaid, tl1en Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at

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Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee. Further, whenever Licensee and/or its Affiliates and Sublicensees has its books and records audited by an independent certified public accountant, Licensee and/or its Affiliates and Sub licensees will, within 30 days of the conclusion of such audit, provide Licensor with a written statement of said auditor, setting forth the calculation of amounts due to Licensor over the time petiod audited, as dete1mined from the books and records of the Licensee, Affiliate or Sublicensee; but said auditor does not need to give any audit opinion with said statement.

6,	Patent Expenses and Prosecution

6.1	Patent Expenses

Licensee shall pay for all past documented, out-of-pocket expenses incmTed by Licensor for filing, prosecuting, enforcing, defending and maintaining Patent Rights and related patent searches through the Effective Date of the Agreement, including those identified in Section 3.l(a) of the Patent License Agreement;and all such future expenses incurred by Licensor, for so long as, and in such countries as the Agreement remains in effect. Licensee will pay all patent expenses (except for the payment called for under Section 3.l(a)), including past expenses that have not been invoiced as of the date indicated in Section 3.l(a) of the Patent License Agreement and future expenses, within 30 days after Licensee’s receipt of an invoice. At the election of Licensor, Licensee will either pay Prosecution Counsel directly for patent expenses or will reimburse Licensor for such patent expenses. Patent expense payment delinquencies (whether owed directly to Prosecution Counsel or to Licensor) will be considered a payment default under Section 7.3(a).

6.2	Direction of Prosecution

Licensor will confer with Licensee to develop a strategy for the prosecution and maintenance of Patent Rights. Licensor will instruct that copies of all docmnents prepared by the Prosecution Counsel for submission to governmental patent offices be provided to Licensee for review and comment ptior to filing. At its discretion, Licensor may allow Licensee to instruct Prosecution Counsel directly, provided, that (a) Licensor will maintain final authority in all decisions regarding tl1e prosecution and maintenance of the Patent Rights, (b) Licensor may revoke this authorization to instruct Prosecution Counsel directly at any time, and (c) the Prosecution Counsel remains counsel to the Licensor with an appropriate contract (and shall not jointly represent Licensee unless requested by Licensee and approved by Licensor, and an approptiate engagement letter and conflict waiver are in effect). If Licensee wishes to instruct Prosecution Counsel directly or change Prosecution Counsel, Licensee may request to do so by following the Licensor’s procedures for such. Licensor reserves in its sole discretion the ability to change Prosecution Counsel and to approve or disapprove any requested changes by Licensee. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section.

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6.3	Ownership

All patent applications and patents will be in the name of Licensor (and any co-owner identified in Section 1 of the Patent License Agreement) and owned by Licensor (and such co-owner, if any). No payments due under the Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party.

6.4	Foreign Filings

In addition to the U.S., the Patent Rights shall, subject to applicable bar dates, be pursued in such foreign countries as Licensee so designates in writing to Licensor in sufficient time to reasonably enable the preparation of such additionql filings, and in those foreign countries in which Licensor has filed applications prior to the Effective Date. If Licensee does not choose to pursue patent rights in a particular foreign country and Licensor chooses to do so, Licensor shall so notify Licensee and thereafter said patent application or patent in such foreign country shall no longer be included in the Patent Rights and Liqensee shall have no further rights thereto. Licensor shall have the right to make alternative arrangements with Licensee for upfront payment of foreign patent expenses.

6.5	Withdrawal from Paying Patent Costs

If at any time Licensee wishes to cease paying for any costs for a particular Patent Right or for patent prosecution in a particular jwisdiction, Licensee must give Licensor at least 90 days prior w1·itte11 notice and Licensee will continue to be obligated to0pay for the patent costs which reasonably accrue during said notice·period. Thereafter, said patent application or patent for which payment of costs has terminated shall no longer be included in the Patent Rights and Licensee shall have no fur11ier rights thereto.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Section 1 of the Patent License Agreement. Licensee will inform Licensor in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence orrthe Effective Date and continue until the last date of expiration or termination of the Patent Rights.

7.2·	Tennination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termintion effective will be 90 days following receipt of such notice by Licensor. · I

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Patent Rights, or any part of Field, or any part ofTenitory, or the exclusive nature of the license grant, upon

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delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)    Licensee becomes in ,irrears jn any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)    Licensee is in breach of any non;payment provision of the Agreement, and does not cure such breach witlun 60 days after delivry of written notice from Licensor; or

(c)    Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period, provided tl1at this subsection shall only operate to give Licensor a right of termination if Licensee is more than $20,000 in arrears in payments due under the Agreement; or

(d)    Licensee or its Affiliate or Sub licensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action,

7.4	Other Conditions ofTe1mination

The Agreement will terminate:

(a)

Immediately without the necessity of any action being talcen by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if fue business or assets of Licensee are ofuerwise placed in tl1e hands of a receiver or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any tinie by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is te1minated for any reason:

(a)

All rights and licenses of Sub licensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of fue obligations of Licensee and provides Licensor wifu written notice fuereof wifuin 30 days after termination of the Agreement, then such Sub license Agreement shall survive and become a direct license from Licensor; and

(b)

Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination (but third paity lessees of Licensed Product Leases may continue to use fueir leased Licensed Products through the termination or expiration of fueir leases, provided that the holders of such Leases enter into agreements to pay royalties directly to Licensor); and

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(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date ofterfuination; and

(d)	Nothing in the Agreement w/11 be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)

The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 ‘(Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use ofName), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement, In addition, the provisions of Sections 3 (Compensation), 4, 1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all ihformation that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

8.2	Protection and Marldng

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure, or is deemed confidential under the terms of this Agreement: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authmity of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Info1matio11 of Licensor reasonably in connection with the exercise of its lights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, ,and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropiiate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable Jaws

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and court orders (including, without limitation, TI1e Texas Public Infonnation Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Comt Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body orapplicable law, the receiving Party may disclose such Confidential Infonnation or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five years thereafter.

8.7	Exclusions

Infonnation shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigus in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already ]mown by the recipient Pmty at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

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8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has bee1i published and will not release the other Party from its obligation of confidentiality hereunder.

9.	Infringement and Litigation.

9.1	Infringement Notification and Conference

If either Licensee or Licensor’s designated office for technology commercialization becomes aware of any suspected infringement of Patent Rights, such Party shall promptly notify the other Party of such in writing; and the Parties will confer regarding any such suspected infringement. Notice of infringement may be given to a suspected infringer only with the prior written consent of Licensor. Licensor will only withhol<l such consent if Licensor reasonably determines that Licensee does not possess a good faith basis for such action or if such action is for the sole pmpose of deriving revenue and is not.for tlie purpose of protecting a market position (o r a goodfaith effort to establish a market position) in goods or services to which the Patent Rights relate. If any suit is to be co=enced, Licensor and Licensee will endeavor to reach mutual agreement as to how best to: (i) prosecute, manage, and fund such suit, and (ii) allocate equitably any net recovery resulting from such suit.

9.2	Licensee’s Enforcement Rights

Licensee may only institute any suit to enforce Patent Rights that have been licensed exclusively to Licensee upon Licensor’s prior written consent. Licensor will only withhold consent from Licensee instituting such a suit if Licensor reasonably determines that Licensee does not possess a good faith. basis for such action or if such action is for the sole pmpose of deriving revenue and is not for the purpose of protecting a market position (o r a good-faith effort to establish a market position) in goods or services to which the Patent Rights relate. If Licensor consents to the suit, Licensee shall confer with Licensor and give due consideration to Licensor’s input concerning any such suit, will obtain Licensor’s input and approval on any substantive positions taken in the suit regarding the scope, validity and enforceability of the Patent Rights, and shall not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Licensor’s interests or the public’s interests, without Licensor’s prior written consent.

9.3	Licensor’s Enforcement Rights

Licensor may institute au infringement suit only should Licensee fail to initiate a suit or other action reasonably intended to abate infringement within one hundred and eighty days of the notice given tmder Section 9 .1 above. In such case, Licensor will keep Licensee reasonably informed of the developments and status of the suit. Licensor will obtain Licensee’s input ru1d approval on any substantive positions taken in the suit regarding the scope, validity and enforceability of the Patent Rights. Licensor shall not prosecute, settle or otherwise compromise any such suit in a mrumer that adversely affects Licensee’s interests without Licensee’s prior written consent.

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9.4	Indispensable Party

If it is necessary to name Licensor as a party plaintiff in an infringement suit brought by Licensee, and if Licensor has consented to such suit as described in Section 9.2, then Licensee may name Licensor as a party plaintiff, provided that (i) Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor’s interests, and (ii) Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention ofoutside counsel for state entities, and (iii) Licensee shall 1:>ear, and indemnify Licensor for, all costs incurred by Licensor from being named a party plaintiff in such suit.

9.5	Cooperation between Licensor and Licensee

In any infringement suit matter, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice, to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

10,	Export Compliance

Licensee understands that the Arms Exp01t Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (1:>ut not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include(but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; ( c) ITA R and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-cmTent applicable expo1t laws and regulations of the U.S. Government (and other applicable U.S. laws aod regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, mticles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third pmty wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring tliat tl1ese parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor either is the owner or agent of the entire right, title, and interest in aod to Patent Rights, or holds the right to graot exclusive licenses under the Patent Rights of the

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rights in such Patent Rights held by any joint owner identified in Section 1 of the Patent License Agreement, (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2	Government Rights

Licensee understands !hat Patent Rights may have been developed under a funding agreement or funding agreements, between the Institutions and the government of the United States of America and/or the government of Auralia, and if so, that these governments may have certain rights relative thereto, which shall be attached to this Agreement as Schedule A. The Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and the Agreement, the tenns of such Government agreement, and applicable law or regulation, shall prevail. Licensee agrees that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be mannfactured substantially in the U.S,, unless a written waiver is obtained in advance from the U.S. Government.

11.3	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KJND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTA BILITY, AND/OR BREADTH OF PATENT RIGHTS .. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, ORAS TO WI-IETHBR THERE ARE ANY PATENTS NOW HELD, OR WIDCH WILL BB HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN TI-IE AGREEMENT WILL BB CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS.

11.4	Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and ssues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertftining to the Agreement; and (c) that Licensee has adequate lmowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (c ) that Licensee accepts all risks inherent herein, Licensee represents that it is a dnly organized, validly existing entity of the form indicated in Section 1 of the Patent License Agreement, and is in good standing under the laws of its

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jurisdiction of organization as indicated,.in Section 1 of the Patent License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations here\lllder.

11.5	Acknowledgements

Licensee aclmowledges and agrees that nothing in this Agreement limits Licensor’s right to license Patent Rights outside the Field and nothing in this Agreement requires Licensor to require any licensee of Patent Rights outside the Field to impose on a purchaser of a product sold under such license binding restrictions on use or resale of such product.

12.	Limit of Liability

OTHER THAN FOR LIABILITIES:PAY ABLE BY LICENSEE PURSUANT TO ITS INDEMNIFICATION OBLIGATION IN SECTION 13, IN NO EVENT SHALL EITHER PARTY, INCLUDING THE UNIVERSITY SYSTEM, AND EITHER PARTY’S MEMBER INSTITUTIONS, INVENTORS, REGENTS, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WI-IETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF TI-ffi POSSIBILITY OF SUCH DAMAGES. THIS LIMIT OF LIABILITY SHALL NOT APPLY TO ANY ACTION FOR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGITTS.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, the university system it governs, its memb,er institutions, its Regents, officers, employees, students and agents (“Indemnified Parties”) froin and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, many other damage or loss arising out of or in connection with the manufacture, use or sale by or under authority of Licensee, its Afiiliates or their Sublicensees, of any Licensed Product or Licensed Service.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation \lllder Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct by Licensor or the failure of any representation or warranty made by Licensor to be true and con-ect. Obligations to indemnify, and hold harmless under Section 13.1 are subject to: (a) to the extent authorized by the Texas Constitution and the laws of the State of Texas, and subject to the statuto1y duties of the Texas Attorney General, the Indemnified Party giving Licensee control of the defense and settlement of the claim and demand; and (b) to the extent authorized by the Texas Constitution and the laws of

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the State of Texas and subject to statutpry duties of the Texas Attomey General, the Indemnified Party providing assistance reasonably requested by Licensee, at Licensee’s expense.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining regulatory approvals), and prior to any! Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, the university system it governs, its member institutions, Regents, officers, employees, students ·and agents named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2	Evidence ofinsurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld A me1·ger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity, or a sale of substantially all of the bush1ess of Licensee to which this Agreement relates shall be considered an assignment of the Agreement. Licensor will only withhold its consent to an assignment in connection with a merger transaction or sale of substantially all of Licensor’s assets to which this Agreement relates if Licensor has reason to believe the assignment would result in the intellectual property licensed here1mder being used in a way that would violate the public policy of the state of Texas or that would result in a material increase in risk to Licensor for default under the license. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, and (b) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Marldngs

Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Productq accordingly.

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16.2 Governmental Approvals and Marketing of Licensed Products and or Licensed Services Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and nse of any Licensed Product or perfonnance of any Licensed Service, at Licensee’s expense. Licensee will ave sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay a1! costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or t)le Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor (or the name of the university system it governs, its member institutions, any of its Regents or employees) without the advance written consent of Licensor; provided that Licensee may disclose the existence and general nattu·e of this Agreement and Licensee’s status as a Licensee of Licensor. Licensor may disclose Licensee’s name for descriptions ofthis Agreement included in annual reports, brochures, website and intemal reports without prior consent.

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Patent License Agreement (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided snch notice is confitmed in writing as indicated.

Notices shall be provided to each Party ar. specified in the “Contact for Notice” address set forth in Section 18 of the Patent License Agreement. Each Party shall update the other Party in writing with any changes in such contact infotmation.

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

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19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambigrnty in the Agreement shall not be const:tued more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement. ,

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regnlations.

19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. and the State of Texas, withoutie· gard to choice oflaw and conflicts oflaw principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provfaion hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Patent License Agreement (o ther than Licens<Je), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein ( excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

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19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to Chapter 2260 of the Texas Government Code and that.the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor or the State of Texas.

19.13	Further Acts

Each Party shall execute, acknowledge and deliver such further documents, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

END OF EXHIBIT C

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SCHEDULE A: Patent License Agreement Key Terms Effective Date Licensor Licensor is collectively the three institutions below, acting through the University of Texas at Austin pursuant to an Inter Instihftional Agreement. The University of Texas at Austin, on behalf of the Board of Regents of the University ofTexas System, an agency of the State of Texas, whose address is 3925 W. Bralcer Lane, Suite 1.9A(R.35OO), Austin, Texas 78759 (“UT”), in association with, Monash University (ABN 12 377 614 012), a body cOlporately established by the Monash University Act 1958 (Vic) (“Monaslt”)whose address is Wellington Road, Clayton, Victoria 3800, also in association with, The Commonwealth Scientific and Industrial Research Organization (“CSIRO”),an independent Australian federal government agency responsible for scientific research, whose head office address is GPO Box 1700, Canberra ACT 2601, Australia (UT, Monash and CSIRO being together the “Institutions”)• Licensee Energy Exploration Technolq/ies, Inc., a Commonwealth of Puerto Rico cOlporation, with its principal place of business at 100 Green Villas Dr. #21, Dorado, Puerto Rico 00646. Patent Rights Patent Rights to be incorporated inthePatentLicense Agreement are those set forth in the definition of Patent Rights in the Option Agreement that exist as ofthe effective date ofthe Patent License Agreement and which will be explicitly listed as a table in the Patent License Agreement. ‘USPTO Entity Check one box: Status as of C8’.) 5mall Effective Date OLarge

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Contract Year and Contract Quarters Contract Year is 12-month period ending on December 31 and Contract Quarters are 3-month periods ending on March 31, June 30, Sept. 30, Dec. 31 Territory Worldwide Field mineral extraction, separation, refinery, and/or recovery, including but not limited to lithium extraction, and uses in energy storage devices, including but not limited to batteries. All medical and biological fields of use are expressly excluded. 2.4. Diligence Milestones mmmmmmmmMilestone Milestones and Milestone Events Deadlines deadlines Funding of research pursuant to a Sponsored Research Agreement (“SRA”) with UT who may subcontract with CS1RO and Monash of a cumulative total of $300K June 30, 2021 Funding of research under SRA with UT who may subcontract with CSIRO and Monash of a cumulative total (including the amount funded from the effective date though December 31, 2021) of$500K June 30, 2022 Contract executed with a manufacturer to make Licensed Products June 30, 2023 Contract executed with a mining company to perform testing of Licensed Product or Service June 30, 2024 Commissioning of a pilot plant for use of Licensed Product or Service June 30, 2025 First Sale following a successful pilot plant test of a Licensed Product or Licensed Service or First Licensed Product Lease June 30, 2026 3. Compensation 3.1(a) Patent expenses due upon Effective Date Amount Based on invoices received as of: 3.1(b) Milestone Fees Milestone Events Milestone Fees 1. Commissioning of pilot plant capable of a brine flow rate at least 50 metric tons per day. $25,000

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2. First Sale following a successful pilot plant test of a Licensed Product or Licensed Service orfirst Licensed Product Lease $50,000 3.1(d) Sublicense Fees 7.5% of Non-Royalty Sublicensing Consideration for all Sublicenses (and for the avoidance of doubt, Licensed Product Leases are not Sublicenses) 3.1(e) $100,000 3% of Net Product Sales and Net Lease Sales’ 3.2 If License, its Affiliate or Sublicensee uses a Licensed Service for its own internal pillposes or otherwise in a situation that does not involve a Sale for which a royalty is paid under Section 3.2, for so long as Licensee, its Affiliate and/or Sublicensee offers a Licensed Service for Sale at the time of such use, then the running royalty rate for Net Service Sales is 3%. However if neither Licensee, its Affiliates nor Sublicensees offer a Licensed Service for Sale at the time ofsuch use, then the running royalty rate for Net Service Sales shall be as follows: •3% for the 12-month period following the last Sale of a Licensed Service; •3.25% forthe subsequent 12-month period; •3.50% for the subsequent 12-month period; •and increasing by 0.25% for each subsequent 12-month period thereafter, with a ceiling of5%. $0 for Contract Year ending 2019 $0 for Contract Year ending2020 $0 for Contract Year endiog 2021 $10,000 for Contract Year ending 2022 $20,000for Contract Year ending 2023 $25,000 for Contract Year ending 2024 $35,000 for Contract Year ending 2025 $45,000 for Contract Year ending 2026 and every Contract Year thereafter prior to First Sale $100,000 per Contract Year after First Sale 3.5 Equity Consideration None

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 37	Agreement No. PM1906201

18. Contact Information Licensee Contacts Licensor Contacts Contact for Notice: Contact for Notice: Attn: Teague Egan Attn: Contract Manager 100 Green Villas Dr. #21 3925 W. Braker Lane, Suite 1.9A (R3500) Dorado, Puerto Rico 00646 Austin, TX 78759 Fax: N/A Fax: 512 475-6894 Phone: +1 954 954-0696 Phone:512 471-2995 E-mail: teague@energy-x.co E-mail: licensing@otc.utexas.edu Accounting contact: Payment and reporting contact: Attn: Geri Berkowitz Checks payable to “The University of Texas at 1500 Cordova Rd. #302 Austin” Fort Lauderdale, FL 33316, USA Attn: Accounting/Compliance Fax: 954 769-5930 3925 W. Braker Lane, Suite 1.9A (R3500) Phone: +1 954 769-5904 Austin, TX 78759 E-mail: Fax: 512 475-6894 gberko witz@dbinvestments. com Phone:512 471-2995 E-mail: accounting@otc.utexas.edu; Patent prosecution contact: compliance@otc.utexas.edu Attn: Teague Egan 100 Green Villas Dr. #21 Patent prosecution contact: Dorado, Puerto Rico 00646 Attn: Patents Fax:N/A 3925 W. Braker Lane, Suite 1.9A (R3500) Phone: +1 954 954-0696 Austin, TX 78759 E-mail: teague@energy-x.co Fax: 512 475-6894 Phone: 512 471-2995 E-mail: patents@otc.utexas.edu - END OF SCHEDULE A -

Licensee: EnergyX	CONFIDENTIAL	Option to Exclusive PLA
The University of Texas at Austin	Page 38	Agreement No. PM1906201